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                                                                   EXHIBIT 10.19

                        CONVEYANCE OF PRODUCTION PAYMENT

                                      FROM

                          WESTERN ATLAS AFRIQUE, LTD.

                                       TO

                       WESTERN ATLAS INTERNATIONAL, INC.

                            Dated December 29, 2000

                        CONVEYANCE OF PRODUCTION PAYMENT

     This Conveyance of Production Payment (this "Conveyance"), from Western Atlas Afrique, Ltd., a Bermuda company ("Grantor"), to Western Atlas International, Inc., a Delaware corporation ("Grantee"), is executed this 29th day of December, 2000 but effective for all purposes as of 11:59 p.m. on December 31, 2000 (the "Effective Date").

                                    RECITALS

     A. Grantee and VAALCO Gabon (Etame) Inc. ("VAALCO") have entered into a Stock Purchase Agreement (the "Agreement") dated December, 2000 for the sale by Grantee to VAALCO of all of the issued and outstanding shares of Grantor and a side letter of even date therewith regarding the consideration for such sale (the "Side Letter").

     B. Under the terms of the Agreement and Side Letter, Grantor is permitted to transfer the Production Payment (as defined below) to Grantee prior to the sale of Grantor to VAALCO.

     C. Grantor desires to convey, and Grantee desires to acquire, the Production Payment on the terms set forth in this conveyance.

     NOW, THEREFORE, for good and valuable consideration, the Parties agree as follows:

                                   ARTICLE 1

                                  DEFINITIONS

     "Affiliate" means, with respect to any Person, a Person that directly or indirectly controls, is controlled by or is under common control with such Person, with control in such context meaning the ability to direct the management or policies of a Person through ownership of voting shares or other securities, pursuant to a written agreement, or otherwise.

     "Business Day" means any day other than a Saturday, a Sunday or a day on which banks are closed for business in Houston, Texas, United States of America.

     "Contract" means the Exploration and Production Sharing Contract between the Republic of Gabon and VAALCO Gabon (Etame), Inc., dated July 7, 1995, as amended or supplemented from time to time, and any extension, renewal or replacement thereof entered into within one year following termination of the original Contract or the then-existing extension, renewal or replacement (with "replacement" including any alternate legal arrangement entered into between the government of the Republic of Gabon or its agencies and the Contractor with respect to the development and production of Hydrocarbons from all or any portion of the "Delimited Area" (as defined in the Contract)).

     "Contractor" shall have the meaning given to that term under the Contract.

     "Deductible Expenses" means all costs incurred by Grantor for the processing, gathering, compression, treatment, refining, transportation, storage and marketing of Hydrocarbons downstream from the point where title transfers to the Contractor under Article 36 of the

Contract (or any succession provision), provided that (i) no charge shall be made for the cost of constructing and/or financing, or other capital costs of, pipelines, terminals, refineries, processing plants, tankers or other facilities downstream from such point of title transfer, owned in whole or in part (directly or indirectly) by Grantor or its Affiliates, except through operating charges for the use of such facilities allowed under clause (iii), (ii) no charge shall be made for penalties incurred as a result of imbalances in the delivery of Hydrocarbon production or a failure to deliver Hydrocarbon production, demurrage payments incurred for detaining vessels in excess of allowed laytime, or any liability, loss, cost or expense incurred as a consequence of a violation of any law or breach of any contract by Grantor or its Affiliates or arising from Grantor's or its Affiliates' gross negligence or willful misconduct, (iii) operating charges, including without limitation transportation and processing charges, payable (directly or indirectly) to Grantor or any of its Affiliates for the use of facilities may only be included in Deductible Expenses to the extent they do not exceed (A) prevailing charges for similar services provided by non-Affiliates on an arm's-length basis in the general area where the services are provided, or (B) if there are no such prevailing charges, then a monthly charge calculated by adding (x) that portion of the total capital cost of the applicable facilities that the capacity used by the Hydrocarbons bears to the total capacity of the facilities, divided by 120 months, plus (y) that portion of the monthly cost of maintaining and operating the facilities that the capacity used by such Hydrocarbons bears to the total capacity of the facilities and (iv) no charge shall be made for Subject Taxes.

     "Grantor's Hydrocarbons" means Hydrocarbons to which Grantor is entitled under the Contract with respect to the Subject Interests, provided that Grantor's Hydrocarbons shall not include (i) any Hydrocarbons to which Grantor is not entitled under the terms of an applicable operating agreement or other document as a consequence of Grantor's election not to participate in any nonconsent or sole risk operation, provided that Grantor's election not to participate has been made in good faith and as a prudent operator and that no participating party in such operation is an Affiliate of Grantor and (ii) any Hydrocarbons not included within Net Production (as defined in the Contract).

     "Gross Proceeds" means, with respect to any Hydrocarbon production sold or otherwise disposed of:

          (i) In the case of cash sales to non-Affiliates in arm's-length transactions, the actual proceeds received from the sale of such Hydrocarbons, less Deductible Expenses; and

          (ii) In the case of sales to an Affiliate or other non-arm's-length transactions, or exchanges or other sales for consideration other than cash, the Market Value of such Hydrocarbons,

provided that (A) Gross Proceeds shall include any demand charge or similar payment by a purchaser of such Hydrocarbons to secure the right to purchase and receive deliveries of such Hydrocarbons, (B) Gross Proceeds shall include proceeds received for the advance sale of any such Hydrocarbons at the time received, and (C) Gross Proceeds shall include any interest, penalties and other amounts collected from any purchaser of such Hydrocarbons as a consequence of such purchaser's late payment or failure to pay, and provided further that if Hydrocarbons produced under the Contract are blended prior to sale with Hydrocarbons of different quality from outside the Delimited Area (as defined in the Contract) in which neither Grantor nor its Affiliates hold an interest, the "Gross Proceeds" for the Hydrocarbons that have been blended shall be adjusted by any adjustment to which Grantor is entitled with respect to those differences in quality, but if Hydrocarbons produced under the Contract are blended prior to sale with Hydrocarbons of different quality from outside the Delimited Area in which Grantor or its Affiliates hold an interest, the Gross Proceeds for the Hydrocarbons that have been blended shall be their Market Value.

     "Hydrocarbons" shall have the meaning given to that term under the Contract.

     "Market Value" of a quantity of Hydrocarbons means, (i) if there were arm's length cash sales to non-Affiliates of any of the Grantor's or its Affiliates' share of Hydrocarbons of similar type and quality under the Contract in the month proceeding the month of the sale, the product of the quantity of Hydrocarbons and the average cash price actually received by Grantor or any such Affiliate in an arm's-length sale of Hydrocarbons of similar type and quality under the Contract to a non-Affiliate during the month preceding the month of sale, less Deductible Expenses, or, (ii) if there were no such sales, then (A) in the case of Crude Petroleum (as defined in the Contract), the product of the quantity of Crude Petroleum and the average spot price for West Texas Intermediate crude oil for the month preceding the month of sale, as published in Platt's Oilgram Price Report, minus U.S. $1.50 or (B) in the case of Natural Gas (as defined in the Contract), the product of the quantity of Natural Gas and the average spot price for West Texas Intermediate crude oil for the month preceding the month of sale, as published in Platt's Oilgram Price Report, minus U.S. $1.50, converted to a per mcf price based on the conversion ratio established in Article 30.1 of the Contract. If the spot price of West Texas Intermediate crude oil is not published in Platt's Oilgram Price Report for the month preceding the month of sale, then the parties shall in good faith negotiate a mutually satisfactory alternate spot price and adjustment for use in this definition.

     "Party" means Grantor, Grantee or either of their respective successors and assigns permitted under the terms of Section 8.1.

     "Person" means any individual, corporation, partnership, limited liability company, trust, estate, governmental authority, or any other entity.

     "Production Payment" shall have the meaning given to such term in Section 2.1.

     "Production Payment Percentage" means, with respect to each type and grade of Grantor's Hydrocarbons, an undivided percentage equal to the product of (i)
0.15 and (ii) the percentage of Grantor's Hydrocarbons of such type and grade which consist of Profit Hydrocarbons.

     "Profit Hydrocarbons" means that share of the Remaining Production (as defined in the Contract) to which the Contractor is entitled under Article 25 of the Contract.

     "Subject Interest" means each and every kind and character of right, title and interest which Grantor has in the Contract, subject to reduction pursuant to the participation rights of the Republic of Gabon or its transferee under the terms of the Contract.

     "Subject Taxes" means all taxes, including income tax, surtax, remittance tax, presumptive tax, net worth tax, special contribution, production tax, pipeline transportation tax, value added tax, withholding tax, gross receipts tax, windfall profits tax, profit tax, severance tax, personal property tax, real property tax, sales tax, service tax, transfer tax, use tax, excise tax, premium tax, customs duties, stamp tax, motor vehicle tax, entertainment tax, insurance tax, capital stock tax, franchise tax, occupation tax, payroll tax, employment tax, social security, unemployment tax, disability tax, alternative or add-on minimum tax, estimated tax, and any other assessments, duties, fees, levies or other charges imposed by the Government of the Republic of Gabon or any agency or political subdivision thereof or therein, together with any interest, fine or penalty thereon, or additions thereto, but excluding royalty Hydrocarbons and any other share of Hydrocarbons to which the Government of the Republic of Gabon is entitled under the terms of the Contract.

                                   ARTICLE 2

                               PRODUCTION PAYMENT

     Section 2.1 Conveyance. For valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Grantor hereby agrees and promises to pay to the order of Grantee an amount equal to the Production Payment Percentage of the Gross Proceeds from each sale or other disposition of each type and grade of Grantor's Hydrocarbons produced and saved on or after the Effective Date, until Grantee shall have realized from such Gross Proceeds Ten Million U.S. Dollars (U.S. $10,000,000) (such obligation being referred to herein as the "Production Payment"). The Production Payment shall not accrue interest except as provided in Section 2.5. Annex I to this Conveyance sets forth an example of the method of calculation of the Production Payment.

     TO HAVE AND TO HOLD the Production Payment unto Grantee, its successors and assigns, forever.

     This Production Payment is issued on the date of execution of this Conveyance as a dividend to Grantee, the sole shareholder of Grantor.

     Section 2.2 Not An Interest in the Contract. The Production Payment is not an interest in the Contract or the Hydrocarbons produced thereunder, and Grantee shall have no rights under or with respect to the Contract or such Hydrocarbons.

     Section 2.3 Nonliability. In no event shall Grantee ever be liable or responsible in any way for payment of any costs, expenses or liabilities attributable to the Subject Interest or any part thereof or otherwise incurred in connection with the Contract or the exploration for, appraisal, development, production, processing, refining, transportation or marketing of Hydrocarbons produced thereunder.

     Section 2.4 Nonrecourse. Grantee shall look solely to the sums generated as the Production Payment Percentage of Gross Proceeds from the sale of Grantor's Hydrocarbons for discharge of the Production Payment and, except in the event of Grantor's failure to pay the applicable percentage of such sums to Grantee in the manner provided in this Conveyance or in the event of some other default hereunder, Grantor shall not be personally liable for such discharge. In the event that the Contract terminates without having generated sufficient Gross Proceeds applicable to the Production Payment under Section 2.1 to satisfy the Production Payment, Grantor shall have no liability for the deficiency.

     Section 2.5 Payment. Grantor shall make payments of the amounts attributable to the Production Payment under Section 2.1 within five (5) Business Days after Grantor or any of its Affiliates have received Gross Proceeds from the disposition of Grantor's Hydrocarbons. All such amounts shall be paid by wire transfer of immediately available funds in U.S. dollars to the bank and account designated by Grantee from time to time, provided that any such designation or change in designation shall only take effect ten (10) Business Days after notice to Grantor of such designation or change in designation. Any amounts owing by Grantor under this Conveyance and not paid when due shall bear interest from the date due until the date paid at the lesser of (a) eighteen percent (18%) per annum or (b) the maximum rate of interest permitted by applicable law.

     Section 2.6 Subject Taxes. The Production Payment shall be free of (and without deduction therefrom of) any Subject Taxes, and Grantor shall indemnify and hold Grantee harmless from and against any liability, loss, cost or expense with respect to any claim, demand or assessment of Subject Taxes against or with respect to the granting of the Production Payment, sums paid to Grantee pursuant to the Production Payment, or any other amounts payable to Grantee under Sections 2.5 or 2.6. Grantor shall provide Grantee with copies of official receipts for all Subject Taxes paid by Grantor pursuant to this Section 2.6 as promptly as practicable after such Subject Taxes are paid.

                                   ARTICLE 3

                         REPRESENTATIONS AND WARRANTIES

     Section 3.1  Grantor.

             (a) Existence and Qualification. Grantor is a company duly organized and validly existing under the laws of Bermuda and is duly qualified to do business as a foreign company in each jurisdiction in which it is required to qualify in order to conduct its business.

             (b) Power. Grantor has the corporate power to enter into and perform this Conveyance and to consummate the transactions contemplated by this Conveyance.

             (c) Authorization and Enforceability. The execution, delivery and performance of this Conveyance, and the consummation of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action on the part of Grantor. This Conveyance has been duly executed and delivered by Grantor and this Conveyance constitutes the valid and binding obligations of Grantor, enforceable in accordance with its terms except as such enforceability may be limited by applicable bankruptcy or other similar laws affecting the rights and remedies of creditors generally as well as by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

             (d) No Conflicts. The execution, delivery and performance of this Conveyance by Grantor, and the consummation of the transactions contemplated by this Conveyance, shall not (i) violate any provision of the memorandum and articles of association or equivalent governing instruments of Grantor, (ii) result in default (with due notice or lapse of time or both) or the creation of any lien or encumbrance or give rise to any right of termination, cancellation or acceleration under any material note, bond, mortgage, indenture, license or agreement to which Grantor is a party or by which it is bound, (iii) violate any judgment, order, ruling, or decree applicable to Grantor as a party in interest or (iv) violate any laws applicable to Grantor, or any of its assets, except any matters described in clauses (ii),
(iii), or (iv) above which would not, individually or in the aggregate, have a material adverse effect.

             (e) Contract. The Contract is in full force and effect and neither Grantor nor, to the knowledge of Grantor, any other person is in default thereunder, except such defaults as would not, individually or in the aggregate, have a material adverse effect. Grantor owns a 65.000% undivided interest in the "Contractor's" rights to the Contract free and clear of any liens, mortgages, security interests, charges, pledges or other encumbrances or ownership rights of third Persons of any kind or character except (a) rights of governmental authorities in the Republic of Gabon and their assignees under the terms of the Contract or applicable law, and (b) preferential rights, similar rights and rights to consent, if any, held by third Persons under the operating agreement or other agreements applicable to the Contract.

             (f) Advance Sale of Production. Grantor is not obligated by virtue of a take or pay payment, advance payment or other similar payment (other than royalties, overriding royalties and similar arrangements established in the Contract or described in Section 3.1(e) above), to deliver Hydrocarbons, or proceeds from the sale thereof, attributable to the Subject Interest at some future time without receiving payment therefor at or after the time of delivery.

     Section 3.2  Grantee.

             (a) Existence and Qualification. Grantee is a company duly organized and validly existing under the laws of Delaware and is duly qualified to do business as a foreign company in each jurisdiction in which it is required to qualify in order to conduct its business.

             (b) Power. Grantee has the corporate power to enter into and perform this Conveyance and to consummate the transactions contemplated by this Conveyance.

             (c) Authorization and Enforceability. The execution, delivery and performance of this Conveyance, and the consummation of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action on the part of Grantee. This Conveyance has been duly executed and delivered by Grantee and this Conveyance constitutes the valid and binding obligations of Grantee, enforceable in accordance with its terms except as such enforceability may be limited by applicable bankruptcy or other similar laws affecting the rights and remedies of creditors generally as well as by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

             (d) No Conflicts. The execution, delivery and performance of this Conveyance by Grantee, and the consummation of the transactions contemplated by this Conveyance, shall not (i) violate any provision of the certificate of incorporation or bylaws of Grantee, (ii) result in default (with due notice or lapse of time or both) or the creation of any lien or encumbrance or give rise to any right of termination, cancellation or acceleration under any material note, bond, mortgage, indenture, license or agreement to which Grantee is a party or by which it is bound, (iii) violate any judgment, order, ruling, or decree applicable to Grantee as a party in interest or (iv) violate any laws applicable to Grantee, or any of its assets, except any matters described in clauses (ii), (iii), or (iv) above which would not, individually or in the aggregate, have a material adverse effect.


                                   ARTICLE 4

               PRODUCTION AND MARKETING OF GRANTOR'S HYDROCARBONS

     Section 4.1 Production. Subject to the requirements of the Contract, governmental authorities and applicable law, and to good engineering practices and maintenance requirements, Grantor shall use its reasonable endeavors to maximize production on each day throughout the term of the Production Payment from each well capable of producing Hydrocarbons in commercial quantities attributable to the Subject Interest.

     Section 4.2 Marketing. Grantor shall market or cause to be marketed all commercial quantities of Grantor's Hydrocarbons produced and saved. Grantor may enter into one or more sales contracts; except in the case of sales to Affiliates, such contracts shall be at the best prices and on the best terms Grantor shall in good faith deem reasonably obtainable in the circumstances.

     Section 4.3 Performance of Sales Contracts. Grantor shall duly perform all material obligations binding on it under all sales contracts for the sale of Grantor's Hydrocarbons in accordance with the terms thereof and shall take all appropriate measures to enforce the performance of the obligations of the purchaser under each of such sales contracts.

     Section 4.4 Protection to Purchasers. No Person purchasing or taking Grantor's Hydrocarbons shall be under any obligation to inquire as to or to see to the application by Grantor of the proceeds received by it from any such sale.


                                   ARTICLE 5

                         OPERATION OF SUBJECT INTERESTS

     Section 5.1 Prudent Operator Standard. Grantor shall conduct, or cause to be conducted, the development, maintenance and operation of the Subject Interest with reasonable and prudent business judgment and in accordance with sound oil and gas field practices and the terms of applicable laws and contracts and will drill such wells as a reasonably prudent operator would drill from time to time in order to develop the Subject Interest.

     Section 5.2 Exclusive Operations. Nothing contained in this Agreement shall be deemed to prevent or restrict Grantor from electing not to participate in any operation that is to be conducted under the terms of any operating agreement, unit operating agreement, contract for development or similar instrument affecting or pertaining to the Subject Interest (or any portion thereof) and allowing consenting parties to conduct non-consent operations thereon if such election is made by Grantor in good faith and in conformity with sound field practices. If Grantor elects not to participate in a proposed operation, then the Production Payment shall only apply to such residual or contingent interests as are retained by Grantor. Notwithstanding the foregoing, Grantor shall elect to participate in all operations under the Contract in which any Affiliate of Grantor elects to participate.

     Section 5.3 Abandonment of Properties. Nothing contained in this Agreement shall obligate Grantor to operate or continue to operate (or cause to be operated or continued) any well when, in the reasonable judgment of Grantor, exercised in good faith, such well has ceased to produce or is not capable of producing Hydrocarbons in commercial quantities. Similarly, nothing contained in this Agreement shall obligate Grantor to maintain the Contract in effect (or cause the Contract to be maintained in effect) when, in the reasonable judgment of Grantor, exercised in good faith, the Contract is unlikely to generate future Hydrocarbon production to which the Contractor is entitled under the Contract with a value in excess of the future costs of exploring for, appraising, developing, producing, processing, refining, transportation and marketing such Hydrocarbons which the Contractor would be obligated to pay.

     Section 5.4 Withdrawal. Nothing contained in this Agreement shall be deemed to prevent or restrict Grantor from withdrawing from the Contract, provided that Grantor has determined in good faith that the Contract is unlikely to generate future Hydrocarbon production to which Grantor is entitled under the Contract and related agreements (without considering the Production Payment) with a value in excess of the future costs of exploring for, appraising, developing, producing, processing, refining, transportation and marketing such Hydrocarbons which Grantor would be obligated to pay, and that any Affiliates of Grantor holding interests in the Contract withdraw at the same time.


                                   ARTICLE 6

                            POOLING AND UNITIZATION

     Grantor shall have the right and power to pool or unitize any of the Subject Interest and to alter, change, amend or terminate any pooling or unitization agreements, as to all or any part of the Delimited Area (as defined in the Contract), and as to any one or more of the formations or horizons thereunder, upon such terms and provisions as Grantor shall in its sole discretion determine. If and whenever through the exercise of such right and power, or pursuant to any law or any rule, regulation or order of any governmental body or official, any portion of the Subject Interest is pooled or unitized in any manner, the Production Payment, insofar as it affects such Subject Interest, shall apply to and affect only the Grantor's Hydrocarbons that accrue to such Subject Interest under and by virtue of the pooling and unitization.

                                   ARTICLE 7

                             RECORDS AND STATEMENTS

     Section 7.1 Books and Records. Grantor shall at all times maintain true and correct books and records, in accordance with generally accepted accounting principles, sufficient to enable Grantee or its representatives to verify the correctness of amounts paid and payable to Grantee as the owner of the Production Payment. Such books and records, and copies of all agreements for the processing, refining, transportation, marketing or disposition of Grantor's Hydrocarbons, shall be open for inspection, no more than once a year, by Grantee or its representatives at Grantor's office during normal business hours, and Grantor shall furnish copies of any such books, records, or agreements as requested by Grantee at Grantee's expense.

     Section 7.2 Statements. From the date hereof until the termination of the Production Payment, Grantor, at Grantor's own expense, shall furnish to Grantee the following:

             (a) Annually, prior to March 1 of each calendar year, a statement setting forth for the preceding year a summary of the information reported under paragraph (b) below and containing any other information reasonably required for Grantee to complete its federal, state and local tax returns;

             (b) Monthly, on or before 60 days after the end of each month, a statement setting forth for that month (i) the gross production of Hydrocarbons from each field under the Contract, (ii) the royalty production payable to the Government of the Republic of Gabon under Article 26 of the Contract, (iii) the Hydrocarbons allocated to the Contractor for recovery of Petroleum Costs under
Article 24 of the Contract, (iv) the Remaining Hydrocarbon Production (as defined in the Contract) and the quantity allocated to the Contractor as Profit Hydrocarbons, (v) Grantor's Hydrocarbons, (vi) volumes of Hydrocarbons disposed of by or on behalf of Grantor, separated by individual sale or disposition, the identity of each purchaser and the consideration received for each such sale or disposition, (vii) inventories of Hydrocarbons attributable to Grantor at month's end, (viii) any Subject Taxes paid by or on behalf of Grantor on Hydrocarbon production or the proceeds of such production, and (ix) the calculation of amounts paid with respect to the Production Payment;

             (c) upon receipt, copies of any third party reserve reports or reserve estimates and/or production forecasts received or prepared with respect to Hydrocarbons subject to the Contract;

             (d) upon request, copies of geological, geophysical, engineering and well data and maps relating to the Delimited Area under the Contract, or areas unitized with the Delimited Area, subject to any limitations on disclosure of data contained in arm's-length third Person licenses for such data; and

             (e) upon request, any additional information concerning the Production Payment and/or operations under the Contract as Grantee may reasonably request and to which Grantor has access.

     Section 7.3 Confidentiality. Grantee agrees that information obtained under Sections 7.1 and 7.2 shall be kept confidential and not disclosed to any person or entity other than Grantor and its Affiliates, subject to such exceptions and restrictions as are provided in Article 15.1 of the Joint Operating Agreement dated April 4, 1997 governing operations under the Contract.


                                   ARTICLE 8

                                   ASSIGNMENT

     Section 8.1 Assignment by Grantor. Grantor shall have the right to sell or otherwise dispose of all or any portion of the Subject Interest subject to the Production Payment and the terms and provisions of this Conveyance. No transfer of any portion of the Subject Interest shall be valid or enforceable unless and until the transferee agrees in writing for the benefit of Grantee to assume and pay, perform and discharge the Production Payment and Grantor's other obligations hereunder with respect to that portion of the Subject Interest that is transferred. Unless and until approved by Grantee (which approval shall not be unreasonably withheld), no such transfer shall relieve Grantor of its obligation to insure payment of the Production Payment and performance of such other obligations in accordance with the terms of this Conveyance. Grantee hereby approves transfer of an undivided 12.5/65ths portion of the Subject Interests to VAALCO Gabon (Etame), Inc., and an undivided 32.5/65ths portion of the Subject Interests to VAALCO Energy (Gabon), Inc. (which 32.5/65ths portion of the Subject Interests shall be assigned to PanAfrican Energy Corporation, Ltd.). Grantee agrees to look solely to such assignees, severally and not jointly, pro rata to their interest in the Subject Interest, for payments of the Production Payment and performance of Grantor's other obligations hereunder with respect to the interests so assigned.

     Section 8.2 Separate Computation. If Grantor sells or otherwise disposes of some, but not all, of its Subject Interest, then effective as of the date of such sale or other disposition, in computing the Production Payment, Grantor's Hydrocarbons, Gross Proceeds and Deductible Expenses shall be computed separately for each separately owned portion of the Subject Interest.

     Section 8.3 Assignment by Grantee. Grantee shall have the right to sell or otherwise dispose of all or any portion of the Production Payment, but no such sale or disposition shall affect the method of computing Grantor's Hydrocarbons, Gross Proceeds or Deductible Expenses.

     Section 8.4 Change in Ownership. No change of ownership or right to receive payment of the Production Payment, or of any part thereof, however accomplished, shall be binding upon Grantor until notice thereof shall have been furnished by the Person claiming the benefit thereof, and then only with respect to payments thereafter made. Notice of sale or assignment shall consist of a copy of the instrument accomplishing the same; notice of change of ownership or right to receive payment accomplished in any other manner (for example, by reason of incapacity, death or dissolution) shall consist of certified copies of public documents and completed proceedings legally binding and conclusive of the rights of all parties. Until such notice shall have been furnished Grantor as above provided, the payment or tender of all sums payable in respect of the Production Payment may be made in the manner provided herein precisely as if no such change in interest ownership or right to receive payment had occurred.

The notice specified in this Section 8.4 shall be exclusive, and no other kind of notice, whether actual or constructive, shall be binding on Grantor.

     Section 8.5 Rights of Secured Party. If Grantee shall at any time execute a security agreement or pledge covering all or part of the Production Payment, the secured party therein named or the holder of any obligation secured thereby shall be entitled, to the extent such security agreement or pledge so provides, to exercise all the rights, remedies, powers and privileges conferred upon Grantee by the terms of this Conveyance and to give or withhold all consents required to be given hereunder by Grantee, but the provisions of this
Section 8.5 shall in no way be deemed or construed to impose upon Grantor any obligation or liability undertaken by Grantee under such security agreement or pledge or under the obligation secured thereby.


                                   ARTICLE 9

                                 MISCELLANEOUS

     Section 9.1 Counterparts. This Conveyance may be executed in counterparts, each of which shall be deemed an original instrument, but all such counterparts together shall constitute but one agreement.

     Section 9.2 Notices. All notices that are required or may be given pursuant to this Conveyance shall be sufficient in all respects if given in writing, in English and delivered personally, by telecopy or by recognized courier service, as follows:

          If to Grantor:      President
                              Western Atlas Afrique, Ltd.
                              c/o Baker Hughes E&P Solutions
                              10111 Richmond Avenue
                              Houston, Texas  77042
                              USA
                              Telephone: 713-972-6850
                              Telecopy:  713-972-6719

          If to Grantee:      Deputy General Counsel
                              Baker Hughes, Inc.
                              3900 Essex Lane, Suite 1200
                              Houston, Texas 77027
                              USA
                              Telephone: 713-439-8600
                              Telecopy:  713-439-8472
          with a copy to:     Assistant Secretary
                              Baker Hughes, Inc.
                              3900 Essex Lane, Suite 1200
                              Houston, Texas 77027
                              USA
                              Telephone: 713-439-8600
                              Telecopy:  713-439-8472

     Either Party may change its address for notice by notice to the other in the manner set forth above. All notices shall be deemed to have been duly given at the time of receipt by the Party to which such notice is addressed.

     Section 9.3 Costs of Enforcement. The prevailing Party in any action to enforce this Conveyance shall be entitled to all costs of enforcement or attempted enforcement, including without limitation court costs, arbitrators' fees and reasonable attorneys' fees.

     Section 9.4 Certain Waivers. Grantor waives presentment for payment, grace, protest and demand, notice of nonpayment, notice of demand, dishonor, nonpayment, default or acceleration, notice of intent to accelerate and all other notices (except as expressly provided for in this Conveyance), and diligence in the filing of suit and in collecting the Production Payment.

     Section 9.5 Governing Law. This Conveyance and the legal relations between the Parties shall be governed by and construed in accordance with the laws of the State of Texas, United States of America without regard to principles of conflicts of laws that would direct the application of the laws of another jurisdiction.

     Section 9.6 Arbitration. It is agreed, as a severable and independent arbitration agreement separately enforceable from the remainder of this Conveyance, that any dispute, controversy or claim arising out of or in relation to or in connection with this Conveyance, including, without limitation, any dispute as to the construction, validity, interpretation, enforceability, or breach of this Conveyance, shall be exclusively and finally settled by arbitration in accordance with this Section 9.6. Either Party may submit such a dispute, controversy, or claim to arbitration by notice to the other Party and the administrator for the American Arbitration Association ("AAA"). The arbitration proceedings shall be conducted in Houston, Texas, United States of America in accordance with the International Arbitration Rules of the American Arbitration Association as in effect on the date hereof. The arbitration shall be heard and determined by three (3) arbitrators. Each Party shall appoint an arbitrator of its choice within twenty (20) days of the submission of the notice of arbitration. The Party appointed arbitrators shall in turn appoint a presiding arbitrator for the tribunal within twenty (20) days following the appointment of the second Party appointed arbitrator. If the Party appointed arbitrators cannot reach agreement on a presiding arbitrator for the tribunal and/or one Party fails to appoint its Party appointed arbitrator within the applicable period, the AAA shall act as appointing authority to appoint an independent arbitrator with at least ten (10) years experience in the legal and/or commercial aspects of the petroleum industry. None of the arbitrators shall have been an employee of or consultant to either Party to this Conveyance or any of its Affiliates within the five (5) year period preceding the arbitration, or have any financial interest in the dispute, controversy, or claim. All decisions of the arbitral tribunal shall be by majority vote.

The arbitration shall be conducted in the English language. The arbitrators may not award special or punitive damages. Each Party shall pay its own expenses in connection with the arbitration, but the compensation and expenses of the arbitrators shall be borne in such manner as may be specified in the arbitral award. Privileges protecting attorney-client communications and attorney work product from compelled disclosure or use in evidence, as recognized by the courts of the State of Texas, United States of America, shall apply to and be binding in any arbitration proceeding conducted under this Section 9.6.

     Section 9.7 Earnings Limitation. Grantor agrees that it shall not earn any income or profits from the date of this Conveyance through the end of calendar year 2000.

     Section 9.8  Captions.    The captions in this Conveyance are for
convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Conveyance.

     Section 9.9 Waivers. Any failure by any Party to comply with any of its obligations, agreements or conditions herein contained may be waived by the Party to whom such compliance is owed by an instrument signed by the Party to whom compliance is owed and expressly identified as a waiver, but not in any other manner. No waiver of, or consent to a change in, any of the provisions of this Conveyance shall be deemed or shall constitute a waiver of, or consent to a change in, other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

     Section 9.10 Successors and Assigns. Subject to the limitations set forth in Article 8, this Conveyance shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns.

     Section 9.11 Entire Agreement. This Conveyance and the Annex attached hereto constitute the entire agreement between the Parties pertaining to the subject matter hereof, and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties pertaining to the subject matter hereof.

     Section 9.12 Amendment. This Conveyance may be amended or modified only by an agreement in writing signed by both Parties and expressly identified as an amendment or modification.

     Section 9.13 No Third-Person Beneficiaries. Nothing in this Conveyance shall entitle any Person other than Grantor, Grantee and their respective permitted successors and assigns to any claim, cause of action, remedy or right of any kind.

     Section 9.14  References.

             In this Conveyance:

             (a) References to any gender includes a reference to all other genders;

             (b) References to the singular includes the plural, and vice versa;

             (c) Reference to any Article or Section means an Article or Section of this Conveyance;

             (d) Reference to any Annex means an Annex to this Conveyance, all of which are incorporated into and made a part of this Conveyance;

             (e) Unless expressly provided to the contrary, "hereunder", "hereof", "herein" and words of similar import are references to this Conveyance as a whole and not any particular Section or other provision of this Conveyance; and

             (f) "Include" and "including" shall mean include or including without limiting the generality of the description preceding such term.

     Section 9.15 Limitation on Damages. Notwithstanding anything to the contrary contained herein, none of Grantor, Grantee or any of their respective Affiliates shall be entitled to consequential, special or punitive damages in connection with this Conveyance and the transactions contemplated hereby (other than consequential, special or punitive damages suffered by third Persons for which responsibility is allocated between the Parties) and each of Grantor and Grantee, for itself and on behalf of its Affiliates, hereby expressly waives any right to consequential, special or punitive damages in connection with this Conveyance and the transactions contemplated hereby.

     Section 9.16 Severability. If any provision of this Conveyance (or any part of such provision) is unenforceable, all other provisions of this Conveyance shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any provision (or any part of such provision) is unenforceable, the parties hereto shall negotiate in good faith to modify this Conveyance so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled.

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

     IN WITNESS WHEREOF, this Conveyance has been signed by each of the Parties as of the date first above written.

               GRANTOR:       WESTERN ATLAS AFRIQUE, LTD.



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               GRANTEE:       WESTERN ATLAS INTERNATIONAL, INC.




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